Exhibit 99.1

FOR IMMEDIATE RELEASE	NR11-21

Carolyn J. Burke Joins Dynegy as Chief Administrative Officer; Dynegy Provides

Further Details Regarding Previously Announced Management Changes

HOUSTON (July 5, 2011) — Dynegy Inc. (NYSE:DYN) today announced that Carolyn J. Burke will join Dynegy as Executive Vice President and Chief Administrative Officer, effective August 30, 2011.  Carolyn will serve on Dynegy’s executive management team and report to Robert C. Flexon.

As Executive Vice President and Chief Administrative Officer, Burke will be responsible for managing key corporate functions including Information Technology, Human Resources, Investor Relations and Communications.  Central to Carolyn’s responsibilities will be driving improvements to Dynegy’s cost structure through the design of the Company’s work processes.

“I am pleased that Carolyn has agreed to join Dynegy in this important role,” said Robert C. Flexon, who has recently agreed to serve as Dynegy’s CEO.  “Carolyn’s experience in the design and streamlining of business processes will build upon efforts undertaken by the Company to date adding to the cost effectiveness of the Company’s structure and business processes.   Furthermore, her knowledge of the power industry and commodities market will make her an immediate contributor and integral member of the executive management team.”

Burke, 44, has served as Global Controller for J.P. Morgan’s Global Commodities business since March 2008.  She was also NRG Energy’s Vice President and Corporate Controller from September 2006 to March 2008 and Executive Director of Planning and Analysis from April 2004 to September 2006.  Prior to joining NRG Energy, Burke held various key financial roles at Yale University, the University of Pennsylvania and at Atlantic Richfield Company (now British Petroleum).

Dynegy Inc. previously announced the appointments of the following officers: Robert C. Flexon, President and Chief Executive Officer, effective July 11, 2011; Kevin T. Howell, Executive Vice President and Chief Operating Officer, effective July 5, 2011; and Clint C. Freeland, Executive Vice President and Chief Financial Officer, effective July 5, 2011.  As an inducement to their appointments, Messrs. Flexon, Howell and Freeland will be issued in a private placement 42,017, 12,605 and 8,306 shares of Dynegy common stock with an aggregate fair market value of $250,000, $75,000, and $50,000, respectively.  As an inducement to Ms. Burke’s appointment, she will also be issued in a private placement 8,000 shares of Dynegy common stock with an aggregate fair market value of $50,000.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 11,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning leadership. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s ability to address its substantial leverage on favorable terms and its ability to access the capital markets when needed; (ii) the ability of management to execute any new or revised business plan approved by Dynegy’s Board of Directors; (iii) the timing and anticipated benefits to be achieved through Dynegy’s restructuring activities and cost savings program; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (x) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xi) beliefs and assumptions about weather and general economic conditions; (xii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xiii) expectations regarding Dynegy’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

SOURCE: Dynegy Inc.

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